EXHIBIT 10.31

* =   CONFIDENTIAL PORTIONS OF MATERIAL HAVE BEEN OMITTED AND FILED
         SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                 LIMITED LICENSE
                                       AND
                                SUPPLY AGREEMENT



         THIS AGREEMENT, dated as of July 20, 1995, is made by and between EMBREX, INC., a North Carolina corporation (hereinafter the "Supplier"), and CYANAMID WEBSTERS, a subsidiary of Arthur Webster PTY, Ltd. (ACN000321737) (hereinafter the "Purchaser").

                                WITNESSETH THAT:

         WHEREAS, Supplier has certain exclusive rights and proprietary know-how with respect to disease control in the avian species by embryonal vaccination and to the IN OVO delivery of vaccines;

         WHEREAS, in addition, Supplier has certain rights in a bursal disease antibody product ("BDA") and its use in an infectious bursal disease vaccine;

         WHEREAS, Purchaser wishes to produce BDA (also, the "Product") or to purchase BDA from Supplier for use in IN OVO vaccines manufactured by Purchaser and for the sale by Purchaser of such vaccines in various defined territories;

         WHEREAS, Purchaser wishes to obtain a limited sublicense to practice under the referenced patent, and to use related know-how, sufficient to allow commercialization of BDA vaccines upon terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the covenants and representations contained herein, it is agreed as follows:

ARTICLE 1: DEFINITIONS

         Solely for the purposes of this Agreement, the terms set forth hereinafter shall be defined as follows:

                  (a) "Affiliate" shall mean any person, corporation, firm, partnership or other entity controlling, controlled by or under common control with Purchaser, with "control" defined as at least a fifty percent voting interest.

                  (b) "Agreement" shall mean this Limited License and Supply Agreement.

                  (c) "Authorized Products" shall mean BDA Products as hereinafter defined. It shall not mean, and this Agreement provides no rights to Purchaser with respect to, any other compound, product, preparation, technique, or technology.

                  (d) "BDA Products" shall mean poultry vaccines manufactured by or on behalf of Purchaser which incorporate a live, conventional, whole strain of infectious bursal disease ("IBD") virus and BDA manufactured by Purchaser, or by or on behalf of Supplier and which are approved by appropriate governmental authorities throughout the Territory for administration IN OVO to provide immunization against IBD.

                  (e) "Confidential Information" shall mean (a) data, inventions, information, processes, Know-how, Patents, patent applications, trade secrets and similar intellectual property rights of either party, including, without limitation, all documents, drawings, specifications, equipment, prototype models and tangible manifestations, embodying technology disclosed hereunder; and (b) any other information disclosed by either party to the other in writing and marked as "Confidential" or, if disclosed orally, reduced to writing and marked as "Confidential" and submitted within thirty (30) days of the original oral disclosure.

                  (f)      [ * ]

                  (g) "Improvements" shall mean any and all improvements to the Subject Technology developed by Supplier, patented or unpatented, Know-how (including underlying improvements to the Know-how) including, without limitation, improved methods of manufacture and production techniques, and any new developments intended to enhance the efficacy of the Subject Technology.

                  (h) "Know-how" shall mean the accumulation of skills, processes and experience, including formulae, production seed and specifications, heretofore developed or obtained by Supplier pertaining to the Subject Technology, including, but not limited to, any and all technical information, trade secrets, test results, studies and analyses, approved vendor lists for key raw materials, preclinical and clinical data, manufacturing data, formulation or production technology, and other information necessary or useful in the manufacture, sale and use of BDA or the Authorized Products.

                  (i) "Patent" or "Patents" shall mean U.S. Patent Nos. 5,397,568 and 5,397,569, issued in March 1995, with respect to a method for treatment of infectious bursal disease virus infections, and all other patents and patent applications, United States or foreign, including any reissue patents, continuations, continuations in part, divisions, or reissue applications filed or to be filed which relate to the Subject Technology in which Supplier holds or obtains any rights or interests.

                  (j) "Subject Technology" shall mean all ideas, methods, inventions, Improvements, Know-how, techniques, formulations and rights heretofore or hereafter owned by Supplier or licensed to Supplier during the life of this Agreement related to IN OVO technology used in avian applications, BDA, and/or the Patents, as hereinabove defined, including but not limited to compounds, formulations, methods, processes and techniques relating specifically to the foregoing.

                  (k)      "Unit" shall mean one thousand (1,000) doses.

- -------------
         * Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 2: LICENSE

         2.01 Supplier hereby grants to Purchaser, and Purchaser hereby accepts from Supplier, upon the terms and conditions herein specified, a license or sublicense, as the case may be, to use Subject Technology in such manner as is necessary for the purpose of producing, developing, testing, acquiring governmental approvals, making, having made, selling and distributing (itself or through third parties) "Authorized Products" (for avian applications) within the Territory subject to the limitations set forth in section 2.02 hereinafter and elsewhere in this Agreement.



         2.02 Purchaser's license under Section 2.01 shall be exclusive from the date of this Agreement until (3 years from date of agreement), 1998, unless otherwise provided in this Agreement, and thereafter shall be nonexclusive for the life of any applicable BDA patents, if any, and shall extend to the following countries (the "Territory"):

                  Europe: all countries on the continent

                  Middle East: Bahrain, Israel, Jordan, Kuwait, Lebanon, Oman, Qutar, Saudi Arabia, Syria, United Arab Emirates

                  Africa: all countries on the continent

         2.03 No license, express or implied, is granted to Purchaser other than as provided in section 2.01. Such license is further qualified to the extent that rights arising under this Agreement with respect to BDA extend solely to the development, sale and distribution of Authorized Products. Such rights do not authorize Purchaser to use BDA in any other manner or to incorporate it into any other vaccine or product. In addition, notwithstanding any other provision of this Agreement, rights with respect to BDA are granted subject to the provisions of a Collaborative Research Agreement between Embrex, Inc. and the University of Arkansas pursuant to which Supplier obtained an exclusive, worldwide license to the technology for the life of applicable patents. Such rights are subject to termination if Supplier fails to perform under the agreement and, in any event, shall not extend longer than the term of said agreement.

ARTICLE 3: CONFIDENTIALITY AND DISCLOSURE

         3.01 Confidentiality. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other party. Each party agrees to take all reasonable steps to safeguard such Confidential Information and to protect such information against disclosure, misuse, loss and theft. However, no provision in this Agreement shall be construed so as to preclude disclosure of Confidential
Information:

                  (a) which is known to the recipient as evidenced by its written records before receipt thereof under this Agreement;

                  (b) which is disclosed to the recipient before or after acceptance of this Agreement by a third person lawfully in possession of such information and not under an obligation of nondisclosure;

                  (c) which is or becomes part of the public domain or is publicly divulged through no fault of the recipient;

                  (d) which the recipient party can demonstrate has been developed independently by it without the use of and not as a consequence of the Confidential Information received from the disclosing party; or

                  (e) which is inherent in or reasonably necessary for the purpose of securing from any governmental agency any necessary approval to manufacture or market the Authorized Products.

         3.02 Ownership of Intellectual Property, and Disclosure. It is acknowledged and agreed by the parties that all right, title and interest in and to the Subject Technology shall remain the sole property of Supplier, and that all right, title and interest in and to Purchaser technology shall remain the sole property of Purchaser. Neither party shall obtain rights in or a license to property of the other except as provided in this Agreement. In addition, Purchaser hereby agrees that it will promptly provide Supplier with a full written disclosure of all data, discoveries, inventions, improvements, materials and other valuable information ("Intellectual Property") made in the course of experiments, field studies or any other type of investigation using Subject Technology. Supplier shall own, and Purchaser shall assign, all rights, title and interest in and to all Intellectual Property; provided, however, that Purchaser's access to Intellectual Property shall be included within the license of this Agreement. Purchaser shall be free to incorporate such information provided in any regulatory filing concerning BDA and, upon compliance in full with its obligations under this Agreement, Purchaser shall own any such product registration.

ARTICLE 4: ROYALTY FEES

         4.01 Royalty Rates. In consideration of Supplier's undertakings and the license rights granted hereunder, Purchaser shall pay Supplier royalties on the [ * ] of Authorized Products sold or otherwise disposed of in the Territory by Purchaser, Affiliates or their agents. The amount of such royalties shall be determined as follows:

                  (a)      For markets      [ * ] the royalty will be paid at
                           the rate of [ * ] and,

                  (b)      For markets      [ * ] the royalty will be paid at
                           the rate of [ * ]

                  (c) In the event the Agreement becomes nonexclusive in part or all of the Territory, Supplier will ensure that Purchaser continues to receive the best available terms.

- -------------
         * Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

         4.02     [ * ]

         4.03 Records and Reports. Purchaser shall keep accurate and complete records of Authorized Products sold or otherwise disposed of in the Territory by Purchaser and Affiliates and shall provide Supplier or its designated agent with written monthly reports of such transactions within thirty (30) days of the end of each calendar month for each country within the Territory. Monthly reports shall include the total sales of each type of Authorized Product for each country by quantity and value. Together with the monthly report, Purchaser shall remit to Supplier or its designated agent in U.S. dollars (or, with the prior approval of Supplier, in British pound sterling) total payments due pursuant to this Section 4.03 for the previous month, net of any amounts previously paid. All currency conversions shall occur at the mean of buying and selling rates at the close of business on the last Friday of the appropriate month, as listed in the London Financial Times.

         4.04 Right of Audit. During the term of this Agreement, Supplier shall have the right, upon reasonable notice, during normal business hours, to have an audit performed of such financial and other records as are necessary to confirm Purchaser's reports on the amount and nature of sales and the costs or production of Authorized Products.




ARTICLE 5: MANUFACTURE AND SUPPLY OF BDA

         5.01 Purchase and Sale of BDA. Pursuant to the terms and conditions of this article 5, Supplier shall, if required by Purchaser, manufacture, sell and deliver BDA to Purchaser and Purchaser shall purchase from Supplier BDA ordered by Purchaser. [ * ]

            Purchaser agrees that, during the term of this Agreement, excepting only BDA produced by Purchaser, Supplier shall be the sole manufacturer of BDA for Purchaser. During any period in which Purchaser's license is exclusive pursuant to section 2.02, [ * ]

         5.02     Manufacture of BDA.

                  (a) Supplier shall take all necessary action to comply with all applicable governmental requirements in connection with the manufacture and supply of BDA. For reasonable cause, Purchaser shall have the right upon reasonable notice to Supplier to inspect Supplier's manufacturing facilities and operations and quality control records to review and inspect the manufacture of BDA, to audit and confirm compliance with regulatory requirements, to confirm the cost of production, and to trace production in connection with any recall, product liability or other problems related to manufacture. Any such inspection or right to inspect by Purchaser shall in no way relieve Supplier of its obligation to deliver BDA conforming to the terms and specifications set forth in this Agreement, or Purchaser's right to inspect and reject the BDA. Supplier shall inform Purchaser promptly in writing in the event of any inspection or audit by any governmental agency, including a description of any and all observations or notices made or given by such agency.

- -------------
         * Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                  (b) Supplier shall manufacture BDA for Purchaser in conformance with Supplier's product specifications as set forth on Exhibit C, standard operating procedures, quality control standards and all applicable governmental regulations in effect at the time of manufacture and supply. Purchaser shall have the right to reject and return any shipment of BDA if it reasonably determines that the shipment does not conform with Supplier's product specifications and quality control standards. All or part of any shipment may be held for Supplier's disposition and at Supplier's expense if found not to be in conformity with such specifications and standards.

         5.03     Price and Payment.

                  (a) BDA shall be sold and delivered by Supplier at a price of [ * ] provided, however, that for the initial ten (10) year period of this Agreement, the BDA Minimum Price may be increased by Supplier by an amount no greater than the annual increase in the U.S. Producer Price Index. Thereafter, the BDA Minimum Price may be increased without limitation; provided, however, that Purchaser will receive the lowest BDA Minimum Price within the Territory. Increases may occur only once each year within a country and shall become effective thirty (30) days after written notice is given to Purchaser.

                  (b) Supplier shall invoice Purchaser the Minimum Price upon delivery of BDA, in full conformity with the requirements of this Agreement, and payment shall be made by Purchaser in U.S. dollars net 45 days from the date of invoice for all accepted BDA. A late payment service charge of 1% per month
(or the highest amount allowed by law, if lower than 1%) shall be paid on all past due amounts.

                  (c)      In the calculation of [ * ]

         5.04 Delivery. BDA shall be delivered frozen (at -4(degree) C or lower) to Purchaser C.I.F. Purchaser's manufacturing plant, and title shall pass to Purchaser at such point in accordance with Purchaser's written instructions. Delivery shall be made in a manner which will minimize risks of damage to the BDA in accordance with Purchaser's specifications and shall be made no later than the delivery date requested by Purchaser or ninety (90) days following the receipt of a firm order from Purchaser (hereinafter referred to as a "Timely Basis"). In the event of any delay outside the control of Supplier, the date of delivery shall be extended for a period equal to the time lost by reason of the delay. Reschedules of deliveries shall otherwise occur only upon the prior written agreement of the parties.

         5.05     Orders and Forecasts.

                  (a) Supplier and Purchaser shall cooperate fully in estimating and scheduling production for the first commercial order to be placed by Purchaser. When placed, [ * ]

                  (b) Each purchase order or any acknowledgement thereof, whether printed, stamped, typed or written, shall be governed by the terms of this Agreement and none of the

- -------------
         * Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

provisions of such purchase order or acknowledgement shall be applicable except those specifying quantity ordered, delivery dates, special shipping or delivery instructions and invoice information.

         5.06 Order and Delivery Variances. While Supplier shall use its best efforts to fill all of Purchaser's orders, Supplier shall not be found in breach of this Agreement for delivery variances if firm orders by Purchaser pursuant to
Section 5.05(a) exceed by more [ *] is given for such changes in estimated quarterly requirements. Purchaser shall not be deemed to be in breach if firm orders fall below its estimates.

         5.07     Guarantees and Warranties.

                  (a)      Supplier warrants to Purchaser that:

                           (1)      BDA delivered to Purchaser pursuant to this
Agreement shall conform with its product specifications and shall be manufactured in accordance with Title IX of the Code of Federal Regulations
(9 CFR Parts 100-117). SUPPLIER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BDA. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY SUPPLIER.

                           (2)      Supplier is a corporation duly organized,
validly existing and in good standing under the laws of the State of North Carolina, with all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance and observance of all terms, conditions and obligations have been duly authorized by any necessary actions on the part of Supplier.

                           (3)      Supplier has all legal power, right, title
and interest necessary to grant all rights and licenses granted under this Agreement in the manner so granted and in accordance with the terms thereof, subject only to the reservations set forth in Section 2.03, and the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby do not and will not conflict with, or be in contravention of, any of Supplier's corporate documents or any resolution of Supplier or any instrument or contract to which Supplier is a party.

                  (b)      Purchaser warrants to Supplier that:

                  (1) Authorized Products sold to third parties shall conform with Purchaser's product specifications. PURCHASER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO AUTHORIZED PRODUCTS. ALL OTHER

- -------------
         * Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY SUPPLIER.

                           (2)      Purchaser is a corporation duly organized,
validly existing and in good standing under the laws of New South Wales, with all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance and observance of all terms, conditions and obligations have been duly authorized by any necessary actions on the part of Purchaser.

                           (3)      The execution and delivery of this Agreement
and the consummation of all of the transactions contemplated hereby do not and will not conflict with, or be in contravention of, any of Purchaser's corporate documents or any resolution of Purchaser or any instrument or contract to which Purchaser is a party.

                  (c) Supplier shall indemnify and hold Purchaser harmless from and against all claims, causes of action, settlement costs, including reasonable attorney's fees, losses or liabilities of any kind asserted by third persons which arise out of or are attributable to Supplier's breach of any of its representations, warranties and covenants under this Agreement, any defect or deficiency in BDA supplied by Supplier, or any negligent act or omission on the part of Supplier's employees, agents or representatives.

                  (d) Purchaser shall indemnify and hold Supplier harmless from and against all claims, causes of action, settlement costs, including reasonable attorney's fees, losses or liabilities of any kind asserted by third persons which arise out of or are attributable to Purchaser's breach of any of its representations, warranties and covenants under this Agreement, any defect or deficiency in Authorized Products, or any negligent act or omission on the part of Purchaser's employees, agents or representatives.


                  (e) The responsible party shall absorb any and all recall costs connected with any failure to meet product claims and shall indemnify the other party against any and all reasonable and necessary expenses incurred by such other party as a result of any such recall. Purchaser shall promptly advise Supplier of any contemplated recall and shall give Supplier the opportunity to participate, at Supplier's expense, in such recall.

         5.08 Press Release. The parties agree that after execution of this Agreement a press release or other public announcement will be issued regarding the Agreement. Any such release or announcement shall be reviewed and approved by both parties prior to its issuance.

         5.09 Acknowledgments. Unless prohibited by law, Purchaser will acknowledge in all product literature, packaging, and advertising that Authorized Products contain BDA, licensed to Purchaser by Supplier and that the Product is produced under license and sublicense from Supplier.

ARTICLE 6:  DEVELOPMENT AND TECHNICAL ASSISTANCE

         6.01 Supplier's Responsibilities. In consultation with Purchaser, Supplier will be responsible for the development and, where required, manufacture of BDA and for demonstrating the efficacy of in ovo Authorized Products. In addition, Supplier will exercise its best efforts to assist Purchaser in obtaining and maintaining whatever government approvals are deemed necessary or appropriate with respect to the BDA and Authorized Products in the Territory. Supplier will provide adequate Inovoject(R) systems for hatchery installations in the Territory and will provide technical service for such installations.

         6.02 Purchaser's Responsibilities. (a) Purchaser, at its sole cost and expense, will be responsible for development and manufacture of Authorized Products and will exercise its best efforts in obtaining regulatory approvals of Authorized Products in the Territory, and agrees to allocate reasonably adequate funds and personnel, and to exercise its best efforts, to implement and conduct a program directed toward the successful commercialization and continued successful marketing of Authorized Products for in ovo application in each country within the Territory. Product registrations by Purchaser shall be owned by Purchaser.

                  (b) As part of its responsibilities, Purchaser undertakes to initiate field testing or to make application for an Animal Test Certificate
[ * ] (including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war, insurrection, civil commotion, labor disturbances, or destruction of facilities or materials by fire, flood, storm or similar natural disaster), the schedule for performance shall be extended for the period of such events and Seller shall not elect to convert the license to a non-exclusive basis until the extended period has expired.

         6.03 Technical Assistance. During a reasonable period of time following the execution of this Agreement, Supplier agrees to render technical assistance, training and consultation reasonably requested by Purchaser in connection with its use of the Subject Technology and development of Authorized Products. Such assistance shall include, at Purchaser's request and on reasonable notice, the presence of Supplier's personnel at Purchaser's facilities within a time frame to be mutually agreed. Such assistance shall be provided [ * ] In addition, at Purchaser's reasonable request and on responsible notice, Supplier shall undertake developmental studies to support registrations in the Territory [ * ]

ARTICLE 7:  CLAIMS AND INFRINGEMENT

         7.01 Prosecution and Maintenance. Supplier shall determine, in the exercise of its best business judgment, whether to prosecute, or whether to request the University of Arkansas to pursue, patents and patent applications within the Subject Technology, to obtain assignments of patents thereto, and to maintain patents from time to time within the Subject Technology.

- -------------
         * Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

         7.02 Claims. In the event that any person or organization shall make any claim, demand, action or cause of action with respect to the Subject Technology, or any other rights being licensed under this Agreement, Purchaser shall promptly notify Supplier in writing as soon as it learns thereof, and Supplier, at its option, shall have complete and sole control of defending, negotiating, or settling any such claim, demand, action or cause of action, which shall be done at Supplier's expense.

         7.03 Infringement. Purchaser shall promptly notify Supplier upon learning that a third party is making, using or selling a product or component of a product which is within the scope of the Patent or Subject Technology and shall provide Supplier with any evidence available pertaining to the infringement. Supplier shall have the right to bring, maintain and settle any suit, action or proceeding involving any such infringement of the Patent or Subject Technology, and shall pay all expenses incurred in connection therewith. Any amount recovered in any such suit, action or proceeding whether by judgment or settlement shall be paid to or retained by Supplier. If within three (3) months of notice of any such infringement, Supplier shall have failed either to cause such infringement to terminate or to initiate legal proceedings against the infringer (or in the event that Supplier earlier advises Purchaser that it does not intend to take action), Purchaser shall have the right, at its own expense, to bring and maintain any suit, action or proceeding involving any such infringement, which infringement could reasonably be expected to adversely affect the rights granted to Purchaser hereunder. If Purchaser lacks standing to bring such suit, action or proceeding, then Supplier shall request the University of Arkansas to bring and maintain suit upon Purchaser's undertaking to promptly reimburse Supplier and/or the University of Arkansas for all reasonable expenses (including attorneys' fees) resulting therefrom. Any amount recovered in any such action, suit or proceeding brought at Purchaser's expense (whether in its own name or in Supplier's name), whether by judgment or settlement, shall be paid to or retained by Purchaser.

         7.04 Indemnification. Each party (the "Indemnifying Party") agrees to hold the other party (the "Indemnified Party") harmless against any and all liability, loss, damage, or expense, including reasonable attorneys fees, which the Indemnified Party may incur by reason of (a) any breach by the Indemnifying Party of its representations, warranties and covenants hereunder, or (b) any defect or deficiency in Authorized Products or BDA for which the Indemnified Party is not responsible.

ARTICLE 8:  DURATION AND TERMINATION

         8.01 Term. This Agreement shall become effective upon the date hereinabove written and, unless sooner terminated in accordance with the provisions herein, shall remain in full force and effect for a period extending through the life of all Patents.

         8.02 Termination by Purchaser. Purchaser may terminate this Agreement in its entirety by giving Supplier written notice at least twelve (12) months prior to such termination, and thereupon shall terminate the manufacture, use, sale and distribution of Authorized Products. In the event of such termination by Purchaser in some or all countries within the Territory, Purchaser will, on request of Supplier, promptly provide the latter with access to the appropriate product registrations and the registration file for the product.
Additionally, the parties will discuss an appropriate supply agreement for provision of supplies of the product to Embrex Europe.

         8.03 Termination by Either Party. In the event either party defaults on or breaches any material provision of this Agreement, the other party shall have the right to terminate this Agreement by giving written notice to the defaulting or breaching party; provided, however, that if said defaulting or breaching party cures said default or breach within sixty (60) days after said notice shall have been given, this Agreement shall continue in full force and effect. Failure on the part of either party to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter. Either party may also terminate this Agreement, or restrict it to appropriate markets, immediately if
(a) final product testing at the Central Veterinary Laboratory, Weybridge, determines the product to be non-viable at economic dose rates, or (b) if antigenic shift in IBD viruses causes field problems and makes the vaccine strain inappropriate in some or all of the Territory.

         8.04 Bankruptcy. If during the term of this Agreement either party shall become bankrupt or insolvent, its business placed in the hands of a receiver or trustee, or it becomes a party to any procedure for the settlement of its debts or to a dissolution proceeding, whether by voluntary act or otherwise, this Agreement may be terminated by either party upon ten (10) days notice to the other party. Notwithstanding the foregoing, if either party commences a Chapter 11 voluntary bankruptcy, this Agreement shall survive unless terminated by the other party.

         8.05 Other Remedies. Termination of this Agreement shall be without prejudice to the rights of either party in respect to any previous breach of any of the provisions of this Agreement and shall not relieve Purchaser of payment obligations already accrued. In addition, notwithstanding any termination of this Agreement, the provisions of Article III, Section 5.07, and Article VII shall survive.

         8.06 Obligations on Termination. In the event of termination of this Agreement, Purchaser and its Affiliates shall thereafter:

                  (a) Refrain from any use or disclosure of Subject Technology which belongs solely to Supplier or is licensed to Supplier, provided, however, that Purchaser shall be allowed to sell and distribute its remaining inventory of Authorized Products;

                  (b) Return to Supplier all papers, writings, designs, and other documentation embodying or showing any of the Subject Technology, including Purchaser's remaining inventory of BDA upon reimbursement of any prepayments by Purchaser to Supplier for such inventory;

                  (c) Take all necessary precautions and use its best efforts to insure that its employees will likewise comply with the provisions of this section; and

                  (d) At the request of Supplier, sign all necessary documentation as may be reasonably necessary to effectuate any of Purchaser's obligations hereunder.


ARTICLE 9: MISCELLANEOUS

         9.01 Governing Law. The validity, performance and construction of this Agreement shall be governed by the laws of the State of North Carolina. Jurisdiction over any party in any action may be accomplished by giving notice as provided in this Agreement.

         9.02 Notices. Any notice or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail and addressed to the party to whom notice is given as follows:

                  If to Supplier to:

                           EMBREX, INC.

                           P.O. Box 13989
                           Research Triangle Park
                           NC 27709

                  If to Purchaser to:

                           CYANAMID WEBSTERS, a subsidiary of Arthur Webster PTY, Ltd.
                           P.O. Box 234
                           Baulkham Hills
                           New South Wales
                           2153 Australia

Notices shall be deemed given on the third business day after mailing.

         9.03 Entire Agreement. This Agreement represents the entire agreement between the parties as of the effective date hereof but may be modified or amended at any time by mutual agreement set forth in writing and signed by both of the parties.

         9.04 Severability. The parties agree that neither party intends to violate any public policy, statutory or common laws, or governmental regulations. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of the other provisions and of the entire agreement shall not be affected thereby.

         9.05 Relationship. It is expressly agreed that the relationship hereby established is solely that of licensor and licensee, it being understood that Purchaser under this Agreement is acting for its own account as an independent contractor and has no authority to make, assume or create any representation, warranty, agreement, guarantee, claim or settlement on behalf of Supplier with respect to the Authorized Products, the Subject Technology or otherwise.

         9.06 Assignment. This Agreement, the license and the sublicense may not be transferred or assigned without the prior written consent of both parties, and the sublicense may not be transferred or assigned without the additional consent of the University of Arkansas. The Agreement has been made solely for the benefit of the parties, their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement, license or sublicense. Notwithstanding the foregoing, Purchaser may assign its rights hereunder to an Affiliate upon the prior written approval of Supplier, which approval shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the parties hereto, each warranting to the other full power and authority to enter into this Agreement, have caused this Agreement to be duly and validly executed by their authorized representatives to have effect as a sealed instrument as of the day and year first above written.

EMBREX, INC.                                    CYANAMID WEBSTERS, a subsidiary
                                                of Arthur Webster PTY, Ltd.


By: /s/ Randall L. Marcuson                  By: /s/ Arthur Webster
         Randall L. Marcuson                         Name:  Arthur Webster
         President/CEO                              Title: Managing Director

Date: July 20, 1995                            Date: July 25, 1995


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